Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 19, 2021, with respect to the consolidated financial statements of WSO Investments, Inc. as of August 28, 2020 and August 30, 2019 and for the years then ended included in this current report of Whole Earth Brands, Inc. on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statement of Whole Earth Brands, Inc. on Form S-8 (File No. 333-248764).

/s/ GRANT THORNTON LLP

Houston, Texas

March 26, 2021